Exhibit 99.1

Raven Industries Announces New Corporate Credit Facility

Sioux Falls, S.D.—April 16, 2015—Raven Industries, Inc. (NASDAQ: RAVN) announced today that it has entered into a new five-year $125 million senior unsecured multi-currency revolving credit facility.

The new syndicated credit facility replaces the Company’s existing credit agreement. J.P. Morgan Securities LLC and Wells Fargo Securities LLC acted as joint bookrunners and joint lead arrangers.

“This new revolving facility provides us with additional flexibility to execute our long-term strategy and pursue strategic acquisitions in the future,” said Steven Brazones, Vice President and CFO. “We are pleased to have access to committed financing at very attractive rates and look forward to capitalizing on opportunities to further enhance our competitive positioning and accelerate growth, particularly within our Applied Technology and Aerostar divisions.”

About Raven Industries, Inc.:

Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven’s purpose is to solve great challenges in areas of safety, feeding the world, energy independence and resource preservation. To realize this purpose, we utilize our strengths in engineering, manufacturing and technological innovation to serve the precision agriculture, high performance specialty films, aerospace and situational awareness markets. Visit www.RavenInd.com for more information.

Forward-Looking Statements:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the Company’s primary markets, such as agriculture,

Raven Industries Line of Credit Agreement

April 16, 2015

construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the Company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the Company’s 10-K under Item 1A. This list is not exhaustive, and the Company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information:

Shaylee Healy, Investor Relations Director

Raven Industries, Inc.

605-331-0371

Shaylee.Healy@ravenind.com